EXHIBIT 10.16
Director Compensation Plan
     Members of the Board of Directors of enherent Corp. will receive the following compensation effective May 10, 2005: (i) directors of the Company will receive $1,000 per quarter for service on the Company’s Board of Directors. (ii) the chairman of the Audit Committee of the Company’s Board of Directors will receive $2,000 per year for service in that role, (iii) each other members of the Audit Committee of the Company’s Board of Directors will receive $500 per meeting of the Audit Committee, and (iv) each member of the Compensation Committee of the Company’s Board of Directors will receive $500 per meeting of the Compensation Committee.